As filed with the Securities and Exchange Commission on August 5, 2004

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement Under The Securities Act Of 1933

AFFILIATED COMPUTER SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0310342
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

2828 North Haskell Avenue
Dallas, Texas 75204
(Address, including zip code, of principal executive offices)

ACS Savings Plan

(Full title of the Plan)

William L. Deckelman, Jr., Esq.
Executive Vice President, Secretary and General Counsel
Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75204
(214) 841-6111 (phone)

(Name, address and telephone number, including area code, of agent for service)

Copy to:
James S. Ryan, III
Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
(214) 953-5801 (phone)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be Registered	Offering Price per	Aggregate Offering	Amount of
Registered	Registered (1)(2)	Share (3)	Price (3)	Registration Fee
Class A Common Stock, par value $0.01 per share	1,500,000	$52.05	$78,075,000	$9,892.10
Class A Common Stock Purchase Rights	(4)	N/A (4)	N/A (4)	N/A (4)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Act”), this Registration Statement includes any additional shares of the registrant’s Class A Common Stock that may be issued pursuant to stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 416(c) under the Act, there is also being registered an indeterminate number of plan interests in the ACS Savings Plan.

(3)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and 457(h) under the Act, the offering price and registration fee are based on a price of $52.05 per share, which price is an average of the high and low prices of the Class A Common Stock as reported by the New York Stock Exchange on August 2, 2004.

(4)	The rights to purchase Class A Common Stock are attached to and trade with the Class A Common Stock. No additional registration fee is required pursuant to Rules 457(g) and 457(i) under the Act since no additional consideration will be received for the rights and the registrant is registering the rights in the same registration statement as the securities being offered pursuant to the rights.

EXPLANATORY NOTE

     This Registration Statement covers 1,500,000 additional shares of the Class A Common Stock, $0.01 par value (“Common Stock”) of Affiliated Computer Services, Inc. (the “Company”) issuable pursuant to the ACS Savings Plan, formerly the Affiliated Computer Services, Inc. Savings Plan (the “Plan”), for which a previously filed Registration Statement on Form S-8 is effective (the “Prior Registration Statement”). Pursuant to Instruction E of Form S-8, the contents of the Company’s Prior Registration Statement on Form S-8, File No. 333-62030, as filed with the Securities and Exchange Commission (the “Commission”) on May 31, 2001, are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

     This registration statement (this “Registration Statement”) includes two forms of prospectus. The documents constituting the prospectus under Part I of this Registration Statement (the “Plan Prospectus”) will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Act”), as amended. The second prospectus (the “Resale Prospectus”) may be used in connection with reoffers and resales, made on a delayed or continuous basis in the future, as provided by Rule 415 under the Act, of shares of Common Stock of the Company acquired by Plan participants prior to or after the date of this Registration Statement. The Plan Prospectus has been omitted from this Registration Statement as permitted by Part I of Form S-8. The Resale Prospectus is filed as part of this Registration Statement as required by Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

     Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in both the Plan Prospectus and the Resale Prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Act. Requests for the above mentioned information, should be directed in writing or by telephone to Affiliated Computer Services, Inc., Attention: William L. Deckelman, Jr., Executive Vice President, Secretary and General Counsel, 2828 North Haskell Avenue, Dallas, Texas 75204; telephone: (214) 841-6111.

RESALE PROSPECTUS

AFFILIATED COMPUTER SERVICES, INC.
2828 NORTH HASKELL AVENUE
DALLAS, TEXAS 75204
(214) 841-6111

1,500,000 SHARES OF CLASS A COMMON STOCK

     This resale prospectus relates to the offer and sale of up to 1,500,000 shares of our Class A common stock from time to time by the selling stockholders identified beginning on page 12 of this resale prospectus. The Class A common stock is issuable to the selling stockholders from time to time under the ACS Savings Plan.

     Our Class A common stock is traded on the New York Stock Exchange under the symbol “ACS.” We will not receive any of the proceeds from the sales by the selling stockholders. The Class A common stock may be sold from time to time by the selling stockholders either directly in private transactions, or through one or more brokers or dealers on the New York Stock Exchange, or any other market or exchange on which the Class A common stock is quoted or listed for trading, at such prices and upon such terms as may be obtainable.

     Upon any sale of the Class A common stock, the selling stockholders and participating agents, brokers, dealers or market makers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended, and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company will not receive any of the proceeds from the sales by the selling stockholders.

     No underwriter is being utilized in connection with this offering. We will pay all expenses incurred in connection with this offering and the preparation of this resale prospectus.

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE “RISK FACTORS” BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS RESALE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 5, 2004

     You should only rely on the information incorporated by reference or provided in this resale prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Class A common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this resale prospectus or any supplement is accurate as of any date other than the date on the front of this resale prospectus or such supplement.

WHERE YOU CAN FIND MORE INFORMATION

     We file proxy statements and annual, quarterly and special reports with the Securities and Exchange Commission (the “Commission”). You may read and copy this information, for a copying fee, at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. Our Commission filings are also available to the public for a fee from commercial document retrieval services and free of charge at the web site maintained by the Commission at http://www.sec.gov. We also provide access to these reports on our web site at www.acs-inc.com. Information on our web site is not incorporated by reference in this resale prospectus.

     Our Class A common stock is traded on the New York Stock Exchange and, therefore, the information we file with the Commission may also be inspected at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, NY 10005.

     We have filed with the Commission a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register with the Commission the resale of the shares of the Class A common stock described in this resale prospectus. This resale prospectus is part of that registration statement, and provides you with a general description of the shares of the Class common stock being registered, but does not include all of the information you can find in the registration statement or the exhibits. You should refer to the registration statement and its exhibits for more information about us, and the shares of Class A common stock being registered.

INFORMATION INCORPORATED BY REFERENCE

     The Commission allows us to “incorporate by reference” information into this resale prospectus, which means that we can disclose important information to you by referring to another document filed separately by us with the Commission. The information incorporated by reference is deemed to be part of this resale prospectus, except for information superseded by this prospectus. This resale prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission as of their respective filing dates. These documents contain important information about us and our finances.

(1)	Annual Report on Form 10-K for the year ended June 30, 2003, filed on September 17, 2003;

(2)	Annual Report of the ACS Savings Plan on Form 11-K for the year ended December 31, 2003, filed on June 28, 2004;

(3)	Current Reports on Form 8-K, filed on August 2, 2004* and Form 8-K/A, filed on December 9, 2003*;

(4)	Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003, December 31, 2003 and March 31, 2004, filed on November 14, 2003, February 17, 2004 and May 17, 2004, respectively;

(5)	The updated description of our Class A common stock, contained in our Registration Statement on Form 8-A12B/A, filed September 26, 1994, including any amendment or report filed for the purpose of updating such description; and

(6)	The updated description of securities contained in our Registration Statement on Form 8-A12B/A, filed on May 19, 1999, including any amendment or report filed for the purpose of updating such description.

     We are also incorporating by reference additional documents that we may file with the Commission in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering. Nothing in this resale prospectus shall be

* Indicates that Current Reports on Form 8-K submitted to the Commission include information “furnished” pursuant to Item 9 of Form 8-K. Pursuant to General Instruction B of Form 8-K, such information is not deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934. The information furnished pursuant to Item 9 in such reports is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, is not incorporated into this resale prospectus or the registration statement on Form S-8 of which this is a part and we do not intend to incorporate any information furnished pursuant to Item 9 of Form 8-K into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

deemed to incorporate information furnished by us but not filed with the Commission pursuant to Items 9 or 12 of Form 8-K. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Commission. Documents incorporated by reference are available from us without charge. Any person to whom this resale prospectus is delivered may obtain documents incorporated by reference into this resale prospectus, other than exhibits to the documents unless such exhibits are specifically incorporated by reference in the documents, by requesting them in writing or by telephone from:

Affiliated Computer Services, Inc.
Attention: William L. Deckelman, Jr.
Executive Vice President, Secretary and General Counsel
2828 North Haskell Avenue
Dallas, Texas 75204
Telephone: (214) 841-6111

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This resale prospectus and the documents incorporated by reference herein contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Risk Factors.” In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement.

RISK FACTORS

Any investment in our Class A common stock involves a high degree of risk. You should carefully consider the following information about risks, together with other information contained in this resale prospectus, before making an investment decision. Additional risks and uncertainties not known to us or that we now believe to be immaterial could also impair our business. If any of the following risks actually occur, our business, results of operations, financial condition and liquidity could be adversely affected. As a result, the market price of the Class A common stock could decline, and you may lose all or a part of your investment in the Class A common stock. Some of the risks that could cause our results to vary are discussed below.

Loss of, or reduction of business from, clients. The loss of clients and/or the reduction of volumes and services provided to our clients could materially affect our revenues, profitability and cash flows. In addition, we incur a high level of fixed costs related to our technology outsourcing and business process outsourcing clients. Therefore the loss of any one of our significant clients could leave us with a significantly higher level of fixed costs than is necessary to serve our remaining clients, thereby reducing our revenues, profitability and cash flow.

Termination of all or a part of a contract by a client or deterioration of the financial condition of a client. We may be required to make significant capital investments in order to attract and retain large outsourcing agreements. The termination of all or a part of a client contract or the deterioration of the financial condition or prospects of a client has in the past, and may in the future, result in an impairment of the net book value of the assets recorded, including a portion of our intangible assets, and a reduction in our earnings and cash flow.

Competition. We expect to encounter additional competition as we address new markets and new competitors enter our existing markets. If we are forced to lower our pricing or if demand for our services decreases, our business, financial condition, results of operations, and cash flow may be materially and adversely affected. Some of our competitors have greater resources, and they may be able to use their resources to adapt more quickly to new or emerging technologies or to devote greater resources to the promotion and sale of their products and services. In addition, we must frequently compete with a client’s own internal business process and information technology capabilities, which may constitute a fixed cost for the client.

Difficulties in executing our acquisition strategy. We intend to continue to expand our business through the acquisition of complementary companies. We cannot, however, make any assurances that we will be able to identify any potential acquisition candidates or consummate any additional acquisitions or that any future acquisitions will be successfully integrated or will be advantageous to us. Without additional acquisitions, we are unlikely to maintain historical total growth rates.

Failure to properly manage our operations and our growth. We have rapidly expanded our operations in recent years. We intend to continue expansion in the foreseeable future to pursue existing and potential market opportunities. This rapid growth places a significant demand on our management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures, and controls on a timely basis. If we fail to implement these systems, procedures and controls on a timely basis, we may not be able to service our clients’ needs, hire and retain new employees, pursue new business, complete future acquisitions or operate our businesses effectively. We could also trigger contractual credits to clients. Failure to properly transition new customers to our systems, properly budget transition costs or accurately estimate new contract operational costs could result in delays in our contract performance, trigger service level penalties or result in contracts whose profit margins did not meet our expectations or our historical profit margins. Failure to properly integrate acquired operations could result in increased cost. As a result of any of these problems associated with expansion, our business, financial condition, and results of operations could be materially and adversely affected.

Government clients — termination rights, audits and investigations. A substantial portion of our revenues are derived from contracts with state and local governments and from contracts with the Department of Education. Governments and their agencies may terminate most of these contracts at any time, without cause. Also, our Department of Education contracts are subject to the approval of appropriations being made by the United States Congress to fund the expenditures to be made by the Federal government under these contracts. Additionally, government contracts are generally subject to audits and investigations by government agencies. If the government finds that we improperly charged any costs to a contract, the costs are not reimbursable or, if already reimbursed, the cost must be refunded to the government. If the government discovers improper or illegal activities in the course of audits or investigations, the contractor may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with the government. Any resulting penalties or sanctions could have a material adverse effect on our business, financial condition, results of operations and cash flow. Further, the negative publicity that arises from findings in such audits, investigations or the penalties or sanctions therefore could have an adverse effect on our reputation in the industry and reduce our ability to compete for new contracts and may also have a material adverse effect on our business, financial condition, results of operations and cash flow.

Exercise of contract termination provisions and service level penalties. Most of our contracts with our clients permit termination in the event our performance is not consistent with service levels specified in those contracts, or provide for credits to our clients for failure to meet service levels. In addition, if clients are not satisfied with our level of performance, our reputation in the industry may suffer, which could materially and adversely affect our business, financial condition, results of operations, and cash flow.

Pricing risks. Some of our contracts contain provisions requiring that our services be priced based on a pre-established standard or benchmark regardless of the costs we incur in performing these services. Some of our contracts contain pricing provisions that require the client to pay a set fee for our services regardless of whether our costs to perform these services exceed the amount of the set fee. Some of our contracts contain re-pricing provisions which can result in reductions of our fees for performing our services. In such situations, we are exposed to the risk that we may be unable to price our services to levels that will permit recovery of our costs, and may adversely affect our operating results and cash flow.

Loss of significant software vendor relationships. Our ability to service our clients depends to a large extent on our use of various software programs that we license from a small number of primary software vendors. If our significant software vendors were to terminate or refuse to renew our contracts with them, we might not be able to replace the related software programs and would be unable to serve our clients, which could have a material adverse effect on our business, revenues, profitability and cash flow.

Intellectual property infringement claims. We rely heavily on the use of intellectual property. We do not own the majority of the software that we use to run our business; instead we license this software from a small number of primary vendors. If these vendors assert claims that we or our clients are infringing on their software or related intellectual property, we could incur substantial costs to defend these claims, which could have a material effect on our profitability and cash flow. In addition, if any of our vendors’ infringement claims are ultimately successful, our vendors could require us (1) to cease selling or using products or services that incorporate the challenged software or technology, (2) to obtain a license or additional licenses from our vendors, or (3) to redesign our products and services which rely on the challenged software or technology. If we are unsuccessful in the defense of an infringement claim and our vendors require us to initiate any of the above actions, then such actions could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Rapid technological changes. The markets for our information technology services are subject to rapid technological changes and rapid changes in client requirements. We may be unable to timely and successfully customize products and services that incorporate new technology or to deliver the services and products demanded by the marketplace.

Federal and State laws relating to individually identifiable information. We process and store information relating to identifiable individuals, both in our role as a service provider and as an employer. As a result, we are subject to numerous Federal and State laws and regulations designed to protect individually identifiable information, including financial and health information. For example, in 1996, Congress passed the Health Insurance Portability and Accountability Act and as required therein, the Department of Health and Human Services established regulations governing, among other things, the privacy, security and electronic transmission of individually identifiable health information. We have taken measures to comply with each of those regulations on or before the required dates. Other Federal and State laws apply to the processing of individually identifiable information as well, and additional legislation may be enacted at any time. Failure to comply with these types of laws may subject us to liability for monetary damages, fines and/or criminal prosecution and may have a material adverse effect on our profitability and cash flow.

Budget deficits at, or fluctuations in the number of requests for proposals issued by, state and local governments and their agencies. A substantial portion of our revenues are derived from contracts with state and local governments and their agencies. Currently, many state and local governments that we have contracts with are facing potential budget deficits. Also, the number of requests for proposals issued by state and local government agencies is subject to fluctuation. It is unclear what impact, if any, these deficits may have on our future business, revenues, results of operations and cash flow.

International risks. Recently we have expanded our international operations and from time to time may contemplate the acquisition of companies formed and operating in foreign countries. International operations and acquisitions are subject to a number of risks including, but not limited to the following - fluctuations in foreign currency exchange rates; licensing and labor counsel requirements; staffing key managerial positions; cultural differences; integration of companies, their management, and operations, which are located in distant locations; data privacy laws adopted by various countries in which we do business, including but not limited to member states of the European Union; general economic conditions in foreign countries; additional expenses and risks inherent in conducting operations in geographically distant locations; laws of those foreign countries; political instability; trade restrictions such as tariffs and duties or other controls affecting foreign operations, and other factors that may adversely affect our business, financial condition and operating results.

Armed hostilities and terrorist attacks. Terrorist attacks and further acts of violence or war may cause major instability in the U.S. and other financial markets in which we operate. In addition, armed hostilities and acts of terrorism may directly impact our physical facilities and operations, which are located in North America, Central America, South America, Europe, Africa, Australia, Asia and the Middle East, or those of our clients. These developments subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business.

Failure to attract and retain necessary technical personnel and skilled management and qualified subcontractors. Our success depends to a significant extent upon our ability to attract, retain and motivate highly skilled and qualified personnel and to subcontract with qualified, competent subcontractors. If we fail to attract, train, and retain, sufficient numbers of these technically-skilled people or are unable to contract with qualified, competent subcontractors, our business, financial condition, and results of operations will be materially and adversely affected. Our success also depends on the skills, experience, and performance of key members of our management team and on qualified, competent subcontractors. The loss of any key employee or the loss of a key subcontract relationship could have an adverse effect on our business, financial condition, cash flow, results of operations and prospects.

Servicing Risks. We service (for various lenders and under various service agreements) a portfolio of approximately $17.8 billion of loans (as of March 31, 2004) made under the Federal Family Education Loan Program, which loans are guaranteed by a Federal government agency. If a loan is in default, then a claim is made upon the guarantor. If the guarantor denies the claim because of a servicing error, then under certain of the servicing agreements we may be required to purchase the loan from the lender. Upon purchase of the loan, we attempt to cure the servicing errors and either sell the loan back to the guarantor (which must occur within a specified period of time) or sell the loan on the open market to a third party. We are subject to the risk that we may be unable to cure the servicing errors or sell the loan on the open market. Our reserves, which are based on historical information, may be inadequate if our servicing performance results in the requirement that we repurchase a substantial number of loans, which repurchase could have a material adverse impact on our cash flow and profitability.

Disruption in Utility or Network Services. Our services are dependent on the companies providing electricity and other utilities to our operating facilities, as well as network companies providing connectivity to our facilities and clients. While there are backup systems in many of our operating facilities, an extended outage of utility services may have a material adverse effect on our operations, revenues, cash flow and profitability.

Indemnification Risk. Our contracts, including our agreements with respect to divestitures, include various indemnification obligations. If we are required to satisfy an indemnification obligation, that may have a material adverse effect on our business, profitability and cash flow.

Darwin Deason has Substantial Control over our Company and can Affect Virtually all Decisions Made by our Stockholders. Darwin Deason beneficially owns 6,599,372 shares of Class B common stock and 2,593,861 shares of the Class A common stock as of June 30, 2004. Mr. Deason controls approximately 36.67% of our total voting power (based on total shares of common stock outstanding as of June 30, 2004). As a result, Mr. Deason has the requisite voting power to significantly affect virtually all of our decisions, including the power to block corporate actions such as an amendment to most provisions of our certificate of incorporation. In addition, Mr. Deason may significantly influence the election of directors and any other action requiring stockholder approval. Recommendations of our Nominating/Corporate Governance Committee of the Board of Directors regarding director nominees are subject to the approval of Mr. Deason pursuant to his employment agreement with us. Mr. Deason has an employment agreement, with a term that currently ends on May 18, 2008, provided that such term shall automatically be extended for an additional year on May 18 of each year, unless thirty days prior to May 18 of any year, Mr. Deason gives notice to us that he does not wish to extend the term or our Board of Directors (upon a unanimous vote of the directors, except for Mr. Deason) gives notice to Mr. Deason that it does not wish to extend the term.

Certain Provisions of our Certificate of Incorporation, Bylaws and Delaware Law Could Deter Takeover Attempts. Some provisions in our certificate of incorporation and bylaws could delay, defer, prevent or make more difficult a merger, tender offer, or proxy contest involving our capital stock. Our stockholders might view transactions such as these as being in their best interests because, for example, a change of control might result in a price higher than the market price for shares of the Class A common stock. Among other things, these provisions:

•	require an 80% vote of the stockholders to amend some provisions of our certificate of incorporation;

•	require an 80% vote of the stockholders to amend some provisions of our bylaws;

•	permit only our Chairman, President or a majority of the Board of Directors to call stockholder meetings;

•	authorize our Board of Directors to issue up to 3,000,000 shares of preferred stock in series with the terms of each series to be fixed by our Board of Directors;

•	authorize our Board of Directors to issue Class B Common Stock, which shares are entitled to ten votes per share;

•	permit directors to be removed, with or without cause, only by a vote of at least 80% of the combined voting power; and

•	specify advance notice requirements for stockholder proposals and director nominations to be considered at a meeting of stockholders.

     In addition, with some exceptions, Section 203 of the Delaware General Corporation Law restricts mergers and other business combinations between us and any holder of 15% or more of our voting stock.

     We also have a stockholder rights plan. Under this plan, after the occurrence of specified events, our stockholders will be able to buy stock from us or our successor at reduced prices. These rights will not extend, however, to persons participating in takeover attempts without the consent of our Board of Directors. Accordingly, this plan could delay, defer or prevent a change of control of our company.

     Further, we have entered into severance agreements with certain of our executive officers, which may have the effect of discouraging an unsolicited takeover proposal.

Availability of Significant Amounts of our Class A Common Stock for Sale Could Cause the Market Price of the Class A Common Stock to Decline. There are a substantial number of shares of our Class A common stock that may be issued and subsequently sold under various employee benefit plans upon exercise of employee stock options, and upon conversion of our Class B common stock. In addition we have 500,000,000 authorized shares of Class A common stock. The sale or issuance of additional shares of our Class A common stock could adversely affect the prevailing market price of the Class A common stock.

The Price of our Class A Common Stock may Fluctuate Significantly, which may Result in Losses for Investors. The market price for the Common Stock has been and may continue to be volatile. For example, during the 52-week period ended July 30, 2004, the closing prices of the Class A common stock as reported on the New York Stock Exchange ranged from a high of $57.96 per share to a low of $43.61 per share. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include and are not necessarily limited to:

•	actual or anticipated variations in operating results from guidance provided by us;

•	announcements of technological innovations or new products or services by us or our competitors;

•	announcements relating to strategic relationships or acquisitions;

•	changes in financial estimates or other statements by securities analysts or research firms;

•	changes in general economic conditions;

•	conditions or trends affecting the outsourcing industry; and

•	changes in the economic performance and/or market valuations of other information technology companies.

     Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts at some time in the future, and our stock price could decline as a result.

In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to changes in the operating performance of these companies. Any negative change in the public’s perception of information technology companies could depress our stock price regardless of our operating results.

Other Risks. We have attempted to identify material risk factors currently affecting our business and company. However, additional risks that we do not yet know of, or that we currently think are immaterial, may occur or become material. These risks could impair our business operations or adversely affect revenues, cash flow or profitability.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the Class A common stock by the selling stockholders to the public pursuant to this resale prospectus. All proceeds from the sale of the Class A common stock by the selling stockholders will be for the account of the selling stockholders.

SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock owned by each selling stockholder as of June 30, 2004, the number of shares being offered for resale by each of the selling stockholders and the number and percentage of shares of our common stock that each selling stockholder will beneficially own after completion of this offering, assuming that all shares that may be offered for resale are sold and no other shares beneficially owned by the selling stockholders are sold.

	Number of Shares			Percentage of
	of Class A	Number of Shares	Number of Shares	Outstanding
	Common Stock	of Class A	of Class A	Class A
	Beneficially	Common Stock	Common Stock	Common
	Owned Prior to	Which May Be	Owned after the	Stock after
Name and Title	the Offering (1)	Offered (2)	Offering	the Offering
Jeffrey A. Rich,	342,371	407	341,964	*
Director and Chief Executive Officer (3)
Mark A. King,	287,158	2,170	284,988	*
Director, President and Chief Operating Officer (4)
John M. Brophy,	1,426	167	1,259	*
Executive Vice President and Group President – ACS State & Local Solutions (5)

	Number of Shares			Percentage of
	of Class A	Number of Shares	Number of Shares	Outstanding
	Common Stock	of Class A	of Class A	Class A
	Beneficially	Common Stock	Common Stock	Common
	Owned Prior to	Which May Be	Owned after the	Stock after
Name and Title	the Offering (1)	Offered (2)	Offering	the Offering
Harvey V. Braswell,	18,752	370	18,382	*
Executive Vice President and Group President – ACS State Healthcare Solutions (6)
William L.	1,607	1,607	0	*
Deckelman, Jr.,
Executive Vice President and General Counsel (7)
Warren D. Edwards,	5,200	326	4,874	*
Executive Vice President and Chief Financial Officer (8)
Donald G. Liedtke,	1,582	314	1,268	*
Executive Vice President and Group President (9)
John Rexford,	7,359	1,834	5,525	*
Executive Vice President (10)

* Indicates shares held are less than 1% of our Class A common stock.

(1) The percentage of shares beneficially owned is based upon 121,047,332 shares of Class A common stock outstanding as of June 30, 2004.

(2) Does not constitute a commitment to sell any or all of the stated number of shares of the Class A common stock. The number of shares of the Class A common stock offered shall be determined from time to time by the selling stockholder in his sole discretion.

(3) Includes 250,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of June 30, 2004; 407 shares of Class A common stock owned through the ACS 401(k) Plan; and 992 shares of Class A common stock owned through the ACS employee stock purchase plan. Excludes 200,000 shares of Class A common stock which are vested, but not exercisable under the terms of various stock option grants.

(4) Includes 186,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of June 30, 2004; 11,378 shares of Class A common stock owned by Mr. King’s spouse (either individually or through an IRA), to which Mr. King disclaims beneficial ownership; 2,170 shares of Class A common stock owned through the ACS 401(k) plan; 5,986 shares of Class A common stock owned by Mr. King through the ACS employee stock purchase plan; and 4,000 shares of Class A common stock owned by Mr. King in an IRA. Excludes 300,000 shares of Class A common stock which are vested, but not exercisable under the terms of various stock option grants.

(5) Includes 167 shares of Class A common stock owned through the ACS 401(k) Plan; and 1,259 shares of Class A common stock owned through the ACS employee stock purchase plan.

(6) Includes 370 shares of Class A common stock owned through the ACS 401(k) Plan; and 2,282 shares of Class A common stock owned through the ACS employee stock purchase plan. Excludes 170,000 shares of Class A common stock which are vested, but not exercisable under the terms of various stock option grants.

(7) Excludes 138,000 shares of Class A common stock which are vested, but not exercisable under the terms of various stock option grants.

(8) Includes 326 shares of Class A common stock owned through the ACS 401(k) plan; and 2,874 shares of Class A common stock owned through the ACS employee stock purchase plan. Excludes 128,000 shares of Class A common stock which are vested, but not exercisable under the terms of various stock option grants.

(9) Includes 314 shares of Class A common stock owned through the ACS 401(k) plan; and 1,268 shares of Class A common stock owned through the ACS employee stock purchase plan.

(10) Includes 1,834 shares of Class A common stock owned through the ACS 401(k) plan; 4,525 shares of Class A common stock owned through the ACS employee stock purchase plan; and 1,000 shares of Class A common stock owned in an IRA. Excludes 108,000 shares of Class A common stock which are vested, but not exercisable under the terms of various stock option grants.

PLAN OF DISTRIBUTION

     The shares of Class A common stock may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of Class A common stock may be sold by one or more of the following, without limitation:

(a)	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to the resale prospectus, as supplemented;

(c)	an exchange distribution in accordance with the rules of such exchange; and

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     The selling stockholders and sales to and through other broker-dealers or agents that participate with the selling stockholders in the sale of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     In addition, any securities covered by this resale prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this resale prospectus, as supplemented. From time to time, the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the shares in connection therewith. Sales may also take place from time to time through brokers pursuant to pre-arranged sales plans intended to qualify under Commission Rule 10b5-1.

     There is no assurance that the selling stockholders will sell all or any portion of the shares of the Class A common stock covered by this resale prospectus.

     All expenses of registration of the Class A common stock, other than commissions and discounts of underwriters, dealers or agents, shall be borne by us. As and when we are required to update this resale prospectus, we may incur additional expenses.

LEGAL MATTERS

     The validity of the Common Stock issuable under the Plan has been passed upon for us by Jackson Walker L.L.P., Dallas, Texas.

EXPERTS

     The consolidated financial statements incorporated in this resale prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants and independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The financial statements incorporated in this resale prospectus by reference to the Annual Report on Form 11-K of the ACS Savings Plan for the year ended December 31, 2003, have been so incorporated in reliance on the report of Chapman, Hext & Co., P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Commission are incorporated by reference into this Registration Statement:

(1)	Annual Report on Form 10-K for the year ended June 30, 2003, filed on September 17, 2003;

(2)	Annual Report of the ACS Savings Plan on Form 11-K for the year ended December 31, 2003, filed on June 28, 2004;

(3)	Current Reports on Form 8-K, filed on August 2, 2004* and Form 8-K/A, filed on December 9, 2003*;

(4)	Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003, December 31, 2003 and March 31, 2004, filed on November 14, 2003, February 17, 2004 and May 17, 2004, respectively;

(5)	The updated description of our Class A common stock, contained in our Registration Statement on Form 8-A12B/A, filed September 26, 1994, including any amendment or report filed for the purpose of updating such description; and

(6)	The updated description of securities contained in our Registration Statement on Form 8-A12B/A, filed on May 19, 1999, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be

* Indicates that Current Reports on Form 8-K submitted to the Commission include information “furnished” pursuant to Item 9 of Form 8-K. Pursuant to General Instruction B of Form 8-K, such information is not deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934. The information furnished pursuant to Item 9 in such reports is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, is not incorporated into this registration statement on Form S-8 and we do not intend to incorporate any information furnished pursuant to Item 9 of Form 8-K into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

deemed to incorporate information furnished by us but not filed with the Commission pursuant to Items 9 or 12 of Form 8-K.

Item 6. Indemnification of Directors and Officers.

     Article 9 of our Second Amended and Restated Certificate of Incorporation, as amended, provides for indemnification of directors and officers to the full extent permitted under Delaware law.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     Our bylaws provide for indemnification of our directors, officers and certain non-officer employees under certain circumstances against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of our company if such person acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of our company and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe their conduct was unlawful. Our Second Amended and restated Certificate of Incorporation, as amended, also provides that, to the fullest extent permitted by the Delaware General Corporation Law, no director shall be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors.

     We may advance expenses for the defense of any action for which indemnification may be available under certain circumstances. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses. Directors and officers will be covered by liability insurance indemnifying them against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

     We have directors’ and officers’ liability insurance for the benefit of our directors and officers. We have also entered into indemnification agreements with each of our directors and executive officers, consistent with the Delaware General Corporation Law, our Second Amended and Restated Certificate of Incorporation, as amended, and our bylaws.

Item 8. Exhibits.

     The following documents are filed as exhibits to the Registration Statement:

Exhibit No.	Exhibit
4.1	Certificate of Incorporation of the Company (filed as Exhibit 3.1 to our Registration Statement on Form S-3, filed March 30, 2001, File No. 333-58038 and incorporated herein by reference).

4.2	Certificate Of Correction to Certificate of Amendment of the Company, dated August 30, 2001 (filed as Exhibit 3.2 to our Annual Report on Form 10-K, filed September 17, 2003 and incorporated herein by reference).

4.3	Bylaws of the Company, as amended and in effect on September 11, 2003 (filed as Exhibit 3.3 to our Quarterly Report on Form 10-Q, filed February 17, 2004 and incorporated herein by reference).

4.4	Form of New Class A Common Stock Certificate (filed as Exhibit 4.3 to our Registration Statement on Form S-1, filed May 26, 1994, File No. 33-79394 and incorporated herein by reference).

4.5*	ACS Savings Plan, amended and restated effective July 1, 2004.

4.6	Amended and Restated Rights Agreement, dated April 2, 1999, between the Company and First City Transfer Company, as Rights Agent (filed as Exhibit 4.1 to our Current Report on Form 8-K, filed May 19, 1999 and incorporated herein by reference).

4.7	Amendment No. 1 to Amended and Restated Rights Agreement, dated as of February 5, 2002, by and between the Company and First City Transfer Company (filed as Exhibit 4.1 to our Current Report on Form 8-K, filed February 6, 2002 and incorporated herein by reference).

4.8	Form of Rights Certificate (included as Exhibit A to the Amended and Restated Rights Agreement (Exhibit 4.7)).

5*	Opinion of Jackson Walker L.L.P.

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Chapman, Hext & Co., P.C.

23.3*	Consent of Jackson Walker L.L.P. (included in opinion filed as Exhibit 5)

24*	Power of Attorney (included on signature page of this Registration Statement)

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(g) of the Exchange Act that are incorporated by reference to the Registration Statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on August 3, 2004.

AFFILIATED COMPUTER SERVICES, INC.

By:	/s/ WILLIAM L. DECKELMAN, JR.

William L. Deckelman, Jr.
Executive Vice President and General Counsel

     ACS Savings Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on August 3, 2004.

ACS SAVINGS PLAN

By: Affiliated Computer Services, Inc. Plan Administrator

By:	/s/ LORA VILLAREAL

Lora Villareal
Senior Vice President and Chief
People Officer; Administrative Committee Member

POWER OF ATTORNEY

     Each person whose signature appears below authorizes William L. Deckelman, Jr., to execute in the name of each such person who is then an officer or director of the Registrant, and to file any amendments (including post-effective amendments) to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Commission, in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ DARWIN DEASON Darwin Deason	Chairman of the Board and Director	August 3, 2004
/s/ JEFFREY A. RICH Jeffrey A. Rich	Chief Executive Officer and Director	August 3, 2004
/s/ MARK A. KING Mark A. King	President, Chief Operating Officer and Director	August 3, 2004
/s/ WARREN D. EDWARDS Warren D. Edwards	Executive Vice President and Chief Financial Officer	August 3, 2004
/s/ FRANK A. ROSSI Frank A. Rossi	Director	August 3, 2004
/s/ WILLIAM L.DECKELMAN, JR. William L. Deckelman, Jr.	Executive Vice President, Secretary and General Counsel	August 3, 2004
/s/ JOSEPH P. O’NEILL Joseph P. O’Neill	Director	August 3, 2004
/s/ J. LIVINGSTON KOSBERG J. Livingston Kosberg	Director	August 3, 2004
/s/ DENNIS MCCUISTION Dennis McCuistion	Director	August 3, 2004
/s/ CHARLES E. MCDONALD Charles E. McDonald	Senior Vice President and Chief Accounting Officer	August 3, 2004

EXHIBITS
INDEX TO EXHIBITS

Exhibit No.	Exhibit
4.1	Certificate of Incorporation of the Company (filed as Exhibit 3.1 to our Registration Statement on Form S-3, filed March 30, 2001, File No. 333-58038 and incorporated herein by reference).

4.2	Certificate Of Correction to Certificate of Amendment of the Company, dated August 30, 2001 (filed as Exhibit 3.2 to our Annual Report on Form 10-K, filed September 17, 2003 and incorporated herein by reference).

4.3	Bylaws of the Company, as amended and in effect on September 11, 2003 (filed as Exhibit 3.3 to our Quarterly Report on Form 10-Q, filed February 17, 2004 and incorporated herein by reference).

4.4	Form of New Class A Common Stock Certificate (filed as Exhibit 4.3 to our Registration Statement on Form S-1, filed May 26, 1994, File No. 33-79394 and incorporated herein by reference).

4.5*	ACS Savings Plan, amended and restated effective July 1, 2004.

4.6	Amended and Restated Rights Agreement, dated April 2, 1999, between the Company and First City Transfer Company, as Rights Agent (filed as Exhibit 4.1 to our Current Report on Form 8-K, filed May 19, 1999 and incorporated herein by reference).

4.7	Amendment No. 1 to Amended and Restated Rights Agreement, dated as of February 5, 2002, by and between the Company and First City Transfer Company (filed as Exhibit 4.1 to our Current Report on Form 8-K, filed February 6, 2002 and incorporated herein by reference).

4.8	Form of Rights Certificate (included as Exhibit A to the Amended and Restated Rights Agreement (Exhibit 4.7)).

5*	Opinion of Jackson Walker L.L.P.

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Chapman, Hext & Co., P.C.

23.3*	Consent of Jackson Walker L.L.P. (included in opinion filed as Exhibit 5)

24*	Power of Attorney (included on signature page of this Registration Statement)

*	Filed herewith